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                                                                     EXHIBIT 5.1


                          [PIPER & MARBURY LETTERHEAD]




                                  March 2, 1999

Visual Networks, Inc.
2092 Gaither Road
Rockville, Maryland 20850

Ladies and Gentlemen:

         We have acted as counsel to Visual Networks, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 2,075,277 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), which were previously issued by the Company and are being registered for resale by the holders thereof.

         In this capacity, we have examined the Company's Certificate of Incorporation and By-laws, the proceedings of the Board of Directors of the Company relating to the issuance of the Shares and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

         Based upon the foregoing, we are of the opinion and advise you that each of the Shares described in the Registration Statement has been duly authorized and validly issued and is fully paid and nonassessable.

         We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours

                                      /s/ Piper & Marbury L.L.P.